UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 24, 2005

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One High Ridge Park, Stamford, Connecticut 06905

(Address of principal executive offices)

(203) 461-7400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

ITEM 1.01. Entry into a Material Definitive Agreement.

On January 24, 2005, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of MeadWestvaco Corporation approved awards under the company’s Annual and Long-Term Incentive Plan (approved by the company’s shareholders on February 27, 2001 and amended and restated as of February 26, 2002).

In January 2004, the Compensation Committee established the following performance objectives and assigned the weightings set forth below under the Annual Incentive portion of the Plan.

1.	Financial
	A. Earnings Before Interest and Taxes (EBIT)	60%
	B. Working Capital	25%

2.	Capital Management	10%

3.	Safety	5%

In January 2004, the Compensation Committee established the following performance objectives and assigned the weightings set forth below under the Long-Term Incentive portion of the Plan.

1.	Return on Capital Employed (ROCE)	30%

2.	Capital Management	30%

3.	Total Shareholder Return	40%

The Compensation Committee reviewed performance against the established goals under both the Annual and Long-Term Incentive portions of the Plan, and awards were made in accordance with such established metrics. The minimum payout under each portion of the Plan for the 2004 year was determined by Plan formula and could be less than 100% of the participant’s target payout. The maximum award possible is 200% of the participant’s target payout, however, the actual amount of any single annual award or long-term award paid to any participant may not exceed $2,000,000. The individual target amounts for our senior executive officers who participate in the Plan range from 50-116% of salary for the Annual Incentive portion of the Plan payable in a lump sum and from 117-306% of salary payable over a three-year period for the Long-Term Incentive portion of the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEADWESTVACO CORPORATION

By	/s/ John J. Carrara
John J. Carrara
Assistant Secretary

Date: January 27, 2005